EXHIBIT 99.1
                                                             ------------
                       JOHN B. SANFILIPPO & SON, INC.
                                 NEWS RELEASE


COMPANY CONTACT:   Michael J. Valentine
                   Executive Vice President Finance
                   and Chief Financial Officer
                   847-871-6509



THURSDAY SEPTEMBER 7, 2006 (As revised on September 13, 2006)


            Net Loss for the Fourth Quarter was $.69 Per Share
               Net Loss for Fiscal 2006 was $1.36 Per Share

Elk Grove Village, IL, September 7, 2006 (As revised on September 13, 2006) -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2006 fourth quarter and year ended June 29, 2006. Net loss for the current quarter was approximately $7.3 million, or $.69 per share diluted, compared to net income of approximately $3.5 million, or $.32 per share diluted, for the fourth quarter of fiscal 2005. Fiscal 2006 net loss was approximately $14.4 million, or $1.36 per share diluted, compared to net income of approximately $14.5 million, or $1.35 per share diluted, for fiscal 2005.

The fourth quarter of fiscal 2005 and fiscal year 2005 each contained an additional week in comparison to the number of weeks contained in each of the fourth quarter of fiscal 2006 and fiscal year 2006.

Fourth quarter sales declined by approximately $13.3 million, or 9.2%, to approximately $130.8 million in the current quarter from net sales of approximately $144.1 million for the fourth quarter of fiscal 2005. Compared to the last year's fourth quarter, total pounds shipped to customers in the current quarter declined by approximately 9%. The decline in net sales and the decline in pounds shipped were attributable
to one less week in the current fourth quarter.   The total weighted
average selling price for all products sold in the current quarter was unchanged when compared to weighted average selling price in the fourth quarter of fiscal 2005.

For fiscal 2006, net sales decreased slightly to $579.6 million from $581.7 million for fiscal 2005. A 11% increase in the weighted average selling price for all products shipped in fiscal 2006 over the weighted average selling price for fiscal 2005 was offset by a 10% decline in
total pounds shipped to customers.   Approximately 20% of the 10% decline
in total pounds shipped for the full fiscal year was attributable to the extra week in fiscal 2005. The remainder of the decline in pounds shipped primarily is attributable to a decrease in promotional activity for the Company's products in the consumer channel.

Sales and the changes in net sales and unit volume sold by distribution channel as a percent of fiscal 2005 amounts in the quarterly and fiscal year comparisons are as follows:

Fourth Quarter:
                                      Net Sales % Change  Pounds Sold % Change
Distribution Channel  2006 Net Sales        From 2005          From 2005
--------------------  --------------  ------------------  --------------------
Consumer                   $ 63,671           -6.6%              -10.3%
Industrial                   27,291          -24.9%              -23.8%
Food Service                 17,231           -3.9%               -0.6%
Contract Packaging           12,410           -1.9%               -5.9%
Export                       10,222           13.5%               37.1%
                           --------
Total                      $130,825           -9.2%               -9.3%



Fiscal Year:
                                      Net Sales % Change  Pounds Sold % Change
Distribution Channel  2006 Net Sales        From 2005          From 2005
--------------------  --------------  ------------------  --------------------
Consumer                   $292,890           -1.8%              -13.2%
Industrial                  131,635           -1.0%              -13.4%
Food Service                 64,356            5.0%               -3.8%
Contract Packaging           44,874           -0.7%               -1.6%
Export                       45,809            4.0%                0.2%
                           --------
Total                      $579,564           -0.4%              -10.2%

The gross profit margin, as a percentage of net sales, fell from 14.3% for the fourth quarter of fiscal 2005 to 2.9% for the current quarter as
gross profit declined by $16.8 million.   The major components of the
decline in gross profit in the quarterly comparison were:

Impact of 17% production volume decline                    $4.1 million
Change in adjustments made to bulk stored inventories
   on hand at the end of each quarter                      $3.9 million
Additional costs primarily related to the re-processing
   of walnuts and almonds                                  $1.5 million
Changes in sales mix and gross margin percentage by
   product type                                            $4.7 million
Write-down of walnut and almond by-products and
   packaging materials                                     $1.9 million

Fiscal 2006 gross profit margin, as a percentage of net sales, fell from 13.5% in fiscal 2005 to 6.5% primarily because of high tree nuts costs, decline in unit volume sold and change in sales mix.


Selling and administrative expenses for the current quarter increased to 10.7% of net sales versus 9.4% for the fourth quarter of fiscal 2005. In addition to the decline in sales, increases in expenses for the retirement plan and stock options, which were partially offset by a decrease in brokerage commissions, also contributed to the increase in operating expenses as a percentage of net sales over those expenses as a percentage of net sales in the fourth quarter of fiscal 2005. For primarily the same reasons, fiscal 2006 selling and administrative expenses, as a percentage of net sales, increased from 8.9% for fiscal 2005 to 9.3%.

Interest expense of $2.0 million for the fourth quarter of fiscal 2006 was unchanged in comparison to interest expense for the fourth quarter of fiscal 2005. Interest expense for fiscal 2006 was approximately $6.5 million versus $4.0 million for fiscal 2005. Interest expense in the amount of $0.7 million and $1.8 million on debt associated with the facility consolidation project was capitalized in the current fourth quarter and fiscal year, respectively. Total debt declined by approximately $7.7 million, or 5.4%, from debt levels at the end of the fourth quarter of fiscal 2005. Total debt declined by approximately $18.4 million, or 11.9%, from debt levels at the end of the third quarter of the current fiscal year.

Inventories on hand at the end of fiscal 2006 decreased by $53.2 million, or 24.5%, in comparison to inventories on hand at the end of fiscal 2005. Pounds of raw nut input stocks also declined by 20.1% or 19.5 million pounds during the current fiscal year. The decline in the quantity of raw nut input stocks was led by declines in the inventories of almonds, cashews and peanuts. The average cost per pound of raw nut input stocks decreased by approximately 6.6% as a result of a change in product mix and lower acquisition costs for pecans, macadamias, cashews and peanuts. The value of finished goods inventory declined by approximately 35.9% in fiscal 2006.

On July 27, 2006, the Company amended its Bank Credit Facility and Note Agreement. In exchange for securing the debt with working capital and fixed assets, the amendments eliminated the financial covenants that the Company was not in compliance with in fiscal 2006. The amendment to the Note Agreement requires that the Company meet or exceed a minimum level of earnings before interest, taxes, depreciation and amortization (EBITDA) for each quarter in fiscal 2007. At this time, the Company is evaluating whether it will comply with this covenant during fiscal 2007. Though the Company believes that its relationships with its lenders are good and that the lenders are comfortable with the adequacy of the collateral securing the debt, there is no assurance that if the Company does not comply with this covenant during fiscal 2007, it will be able to obtain waivers. In the event that the Company cannot obtain a waiver of a non-compliance with this covenant, the Company believes that it has enough unencumbered real estate assets to secure replacement financing in the form of a conventional mortgage at an interest rate that could be
higher than the interest rate in the amended Note Agreement.   The
inability of the Company to demonstrate future covenant compliance and meet obligations in the ordinary course of business could cause the Company to receive an opinion from its independent auditors, which includes an explanatory going concern paragraph. In addition, the current classification of amounts outstanding under the Note Agreement, which are presented in long-term debt in the accompanying balance sheet, may be required.

Additionally, the Company has not completed its assessment of the effectiveness of its internal controls. The time needed for the Company to complete its evaluation of covenant compliance and effectiveness of its internal controls may cause it to seek an extension in filing its annual report on Form 10K for the year ended June 29, 2006.

"As was the case in the third quarter of this fiscal year, a decline in unit volume sold coupled with losses associated with almond sales, low gross margins on walnut sales and disposals of almonds and walnut by-products at a loss led to an unusually low gross margin in the fourth quarter," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "The decline in unit volume sold in fiscal 2006 was primarily attributable to high selling prices caused by high commodity costs. These high selling prices have resulted in a reduction in promotional activity for our products," Mr. Sanfilippo explained. "With the exception of pecans, we expect to see lower prices for virtually all of the nuts that we will buy in this upcoming harvest period. As was the case in the current quarter when lower cashew prices generated an increase in units sold of cashew products, we believe that lower costs for the other nuts should lead to increases in consumption and promotional activity for these products in the second half of fiscal 2007," Mr. Sanfilippo stated. "Continued re-processing of almond and walnut input stocks generated a considerable amount of by-products that had to be disposed of at a loss during the quarter or written down to market at the end of the quarter. We have completed the re-processing of almond and walnuts inventories so that these commodities can be more readily sold, and this should put us in a better position to take advantage of lower cost commodities that will be harvested in the second quarter. Additionally, we made significant progress in decreasing overall inventory levels in the fourth quarter in order to meet this objective," Mr. Sanfilippo explained. "In addition to lower procurement prices, we expect to buy higher quality new crop almonds and walnuts, which should reduce reprocessing requirements in fiscal 2007 and the losses associated with this activity that we incurred in fiscal 2006," Mr. Sanfilippo concluded.


The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) sales activity for the Company's products, including a decline in sales to one or more key customers; (ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value and quantity of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts and routine bulk inventory estimation adjustments, respectively; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products, particularly due to product adulteration, misbranding or peanut and tree nut allergy issues; (vi) risks and uncertainties regarding the Company's facility consolidation project; (vii) the ability to comply with a financial covenant in its amended credit agreements; and (viii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.



                    JOHN B. SANFILIPPO & SON, INC.
                    ------------------------------

                CONSOLIDATED STATEMENTS OF OPERATIONS
                -------------------------------------
           (Dollars in thousands, except earnings per share)



                                      For the Quarter Ended            For the Year Ended
                                     -----------------------        ------------------------
                                          (Unaudited)                      (Unaudited)

                                       June 29,     June 30,          June 29,      June 30,
                                         2006         2005              2006           2005
                                     ----------   ----------        ----------     ---------
Net sales                              $130,825     $144,081          $579,564      $581,729
Cost of sales                           127,087      123,504           541,909       503,300
                                     ----------   ----------        ----------     ---------
Gross profit                              3,738       20,577            37,655        78,429
                                     ----------   ----------        ----------     ---------

Selling expenses                          9,921       10,107            39,947        39,417
Administrative expenses                   4,076        3,401            14,212        12,425
                                     ----------   ----------        ----------     ---------
                                         13,997       13,508            54,159        51,842
                                     ----------   ----------        ----------     ---------
(Loss) income from operations           (10,259)       7,069           (16,504)       26,587
                                     ----------   ----------        ----------     ---------

Other income (expense):
  Interest expense                       (2,003)      (2,010)           (6,516)       (3,998)
  Rental and miscellaneous
   (expense) income, net                   (152)         631              (610)        1,179
                                     ----------   ----------        ----------     ---------
                                         (2,155)      (1,379)           (7,126)       (2,819)
                                     ----------   ----------        ----------     ---------

(Loss) income before income taxes       (12,414)       5,690           (23,630)       23,768
Income tax (benefit) expense             (5,078)       2,219            (9,189)        9,269
                                     ----------   ----------        ----------     ---------
Net (loss) income                       ($7,336)      $3,471          ($14,441)      $14,499
                                     ==========   ==========        ==========     =========

Basic (loss) earnings per share          ($0.69)       $0.33            ($1.36)        $1.37
                                     ==========   ==========        ==========     =========

Diluted (loss) earnings per share        ($0.69)       $0.32            ($1.36)        $1.35
                                     ==========   ==========        ==========     =========

Weighted average shares outstanding
  -- basic                           10,590,609   10,579,630        10,584,764    10,568,400
                                     ==========   ==========        ==========    ==========
  -- diluted                         10,590,609   10,719,648        10,584,764    10,720,641
                                     ==========   ==========        ==========    ==========




                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                              (Unaudited)
                          (Dollars in thousands)


                                           June 29,                         June 29,
                                              2006                            2006            June 30,
                                         (As reported)   (Adjustment)   (As corrected)           2005
                                         -------------   ------------   --------------       ---------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                  $2,232                           $2,232            $1,885
  Accounts receivable, net                   35,481                           35,481            39,002
  Inventories                               164,390                          164,390           217,624
  Deferred income taxes                       2,984                            2,984             1,742
  Income taxes receivable                     6,427                            6,427                --
  Prepaid expenses and other
   current assets                             2,248                            2,248             1,663
                                          ---------                         --------          --------
                                            213,762                          213,762           261,916

PROPERTIES, NET                             156,151                          156,151           117,769
OTHER ASSETS                                 19,743         $1,790            21,533            14,787
                                          ---------         ------          --------         ---------
                                           $389,656         $1,790          $391,446          $394,472
                                          =========         ======          ========         =========



                                            June 29,                        June 29,
                                              2006                            2006            June 30,
                                         (As reported)   (Adjustment)   (As corrected)           2005
                                         ------------    ------------   --------------       ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility borrowings      $64,341                          $64,341           $66,561
  Current maturities of long-term debt       12,304                           12,304            10,611
  Accounts payable                           27,944                           27,944            29,908
  Book overdraft                             14,301                           14,301             3,047
  Accrued expenses                           16,842                           16,842            13,230
  Income taxes payable                           --                               --               795
                                          ---------                         --------         ---------
                                            135,732                          135,732           124,152
                                          ---------                         --------         ---------
LONG-TERM LIABILITIES:
  Long-term debt                             59,785                           59,785            67,002
  Retirement plan                             5,864         $1,790             7,654                --
  Deferred income taxes                       5,885                            5,885             7,143
                                          ---------         ------          --------         ---------
                                             71,534          1,790            73,324            74,145
                                          ---------         ------          --------         ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26                               26                26
  Common stock                                   81                               81                81
  Capital in excess of par value             99,820                           99,820            99,164
  Retained earnings                          83,667                           83,667            98,108
  Treasury stock                             (1,204)                          (1,204)           (1,204)
                                          ---------                         --------         ---------
                                            182,390                          182,390           196,175
                                          ---------         ------          --------         ---------
                                           $389,656         $1,790          $391,446          $394,472
                                          =========         ======          ========         =========
